Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of EPIRUS Biopharmaceuticals, Inc. pertaining to the Zalicus Inc. Amended and Restated 2004 Incentive Plan and the Fourteen22, Inc. Equity Incentive Plan (As Amended) of our report dated May 8, 2014, with respect to the consolidated financial statements of EPIRUS Biopharmaceuticals, Inc., included in its Form 8-K (No. 000-51171), filed with the Securities and Exchange Commission on July 15, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 7, 2014